                                                                     Exhibit 10z

              PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED
                   SEPARATELY WITH THE SECURITIES AND EXCHANGE
                COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL
               TREATMENT. SUCH PORTIONS ARE DESIGNATED [REDACTED].

                              CHIP SUPPLY AGREEMENT

                                  EXHIBIT (10Z)

      This CHIP SUPPLY AGREEMENT, made and entered into this the 19th day of June, 2003, by and between NAN YA PLASTICS CORP., AMERICA, a Delaware corporation ("Seller") , and UNIFI Manufacturing, Inc., a North Carolina corporation ("Buyer"), with executive offices in Greensboro, North Carolina.

                              W I T N E S S E T H:

      WHEREAS, the Buyer owns and operates a partially oriented yarn ("POY") spinning plant in Yadkinville, North Carolina ("Yadkinville"), and desires to purchase from Seller fiber grade polyester dull, semi-dull and bright luster chip (also known as polyethylene terephthalate chip) ("Chip") and Seller produces Chip at its plant in Lake City, South Carolina ("Lake City"), and has heretofore sold and agrees to continue to sell Chip to Buyer; and

      WHEREAS, Buyer and Seller entered into a chip supply Agreement under date of March 18, 1997 which this Agreement updates and supercedes;

      NOW, THEREFORE, the parties hereto, for and in consideration of the sum of ten and no/100 dollars ($10.00) and in consideration of these presents and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, agree as follows:

SECTION 1. ORIGINAL TERM - The original term of this Agreement shall be for a period of two (2) years, commencing on the first day of July, 2003, and terminating on the 30th day of June, 2005, unless extended or sooner terminated, as hereinafter provided.

SECTION 2. PURCHASE AND SALE OF CHIP -

      (a) The Chip must be produced by Seller and delivered to Buyer in accordance with the specifications as presented on the Chip Specification Sheets, Exhibit "A", attached hereto ("Specification Sheets") for each luster supplied or in accordance with other specifications agreed upon in advance by both Buyer and Seller. Seller shall provide Buyer with a continuous supply of Chip which is in strict compliance with, and within ranges specified for physical and chemical properties presented in the Specification Sheets. Unless previously agreed upon by the parties hereto, the continuous supply of each luster of Chip shall be delivered from specific continuous polymerization units located at Seller's Lake City plant.

      (b) Beginning on July 1, 2003, Seller shall manufacture and deliver to Buyer, and Buyer shall purchase and take from Seller, all Buyer's requirement of Chip during the term of this Agreement needed for its POY spinning plant operations in Yadkinville, North Carolina, except for such amount of Chip that Buyer shall manufacture or have manufactured for it from bulk fiber waste and cationic Chip, made to Buyer's specifications. This Agreement obligates Buyer to purchase all its requirement of Chip from Seller, but does not obligate Buyer to purchase a minimum amount of Chip from Seller.

      The Chip, as provided in section 2(a), will be delivered in accordance with the production plan heretofore established between the Buyer and Seller and presently in place, or as otherwise agreed upon by the parties hereto. Further production and delivery will be conducted as provided in Section 2(e) herein.

      (c) Upon request by Buyer, Seller shall deliver to Buyer information regarding the production and process for the Chip being manufactured by Seller for shipment to Buyer, which may be required for vendor or material "certification of compliance" as required by ISO 9000 or other inbound material quality monitoring process being used by Buyer or its customers.

      (d) During the term of this Agreement, or any extension thereof, Seller shall make the Chip available for loading and transport to Buyer's plant continuously between Mondays at 7:00 AM until Saturdays at 5:00 PM, or at other times as agreed upon by the parties hereto.

      (e) Buyer shall furnish to Seller a copy of its projected daily needs of the next month Chip by luster on a monthly basis by the 22nd of the current month for the next succeeding month. Such projections are for planning purposes only and shall not constitute a binding commitment of Buyer. Actual orders shall be delivered to the Seller by the Buyer on a monthly basis.

      (f) Seller shall maintain at its Lake City plant a minimum Chip inventory of five (5) days of each luster, at no cost to Buyer, to insure that it will have sufficient Chip to meet Buyer's orders. Inventory shall be maintained on a rotating basis, first in first out, and no Chip shall be delivered to Buyer from inventory that does not meet the conditions provided for in Section 2(a) without the Buyer's written consent.

SECTION 3. PRICING TERMS -

      (a) Base Bulk Purchase Price - The base bulk purchase price ("base price") for SEMI-DULL CHIP, effective as of July 1, 2003, shall be [REDACTED] above Seller's FOB raw material cost for Pure Terephthalic Acid ("PTA") and Mono-Ethylene Glycol ("MEG").

      The base price for FULL BRIGHT CHIP, effective as of July 1, 2003, shall be [REDACTED] above the base price for semi-dull Chip as provided above.

      The base price for FULL DULL CHIP, effective as of July 1, 2003, shall be [REDACTED] above the base price for semi-dull Chip as provided above.

      (i) The cost of PTA - In determining said base price as of July 1, 2003, the cost of PTA for the month beginning July 1, 2003, and for each month thereafter during the term of this Agreement, or any extension thereof, shall be the published July, 2003 market price as quoted in

[REDACTED], hereinafter referred to as the "[REDACTED] Report". The price shall come from the [REDACTED] line item reported in cents/pound for July, 2003. PTA is quoted as "Delivered" so no freight adjustment shall be made. For the term of this Agreement, or any extension thereof, the stoichiometric material conversion ("conversion") used to calculate Seller's raw material cost for PTA shall be [REDACTED];

      (ii) The cost of MEG - In determining said base price as of July 1, 2003, the cost of MEG for the month beginning July 1, 2003, and for each month thereafter during the term of this Agreement, or any extension thereof, shall be the published market price, as quoted in the [REDACTED]. The price shall come from the [REDACTED] line item reported in cents/pound for July, 2003. MEG is quoted FOB so freight shall be added as provided in section 3(a) {iii). If a range is reported, the lower of the prices quoted shall be used. Any retroactive adjustments indicated will be reflected in debits or credits for the affected period as indicated. For the term of this Agreement, or any extension thereof, the stoichiometric material conversion ("conversion") used to calculate Seller's raw material cost for MEG will be [REDACTED];

      (iii) MEG Freight Cost From Point Comfort, TX. - Seller shall be reimbursed by Buyer for actual cost for freight from Point Comfort, Texas, to Lake City, South Carolina. As of the effective date of this Agreement, the said freight cost is [REDACTED] per pound ($[REDACTED]/pound). Seller and Buyer are to review the rates annually and upon evidence of change of the actual rate (based on a per pound amount) this amount will be adjusted accordingly.

      (b) Material Price Modifications -The base price, as set forth in Section 3(a) above, shall be adjusted for changes in FOB market price for MEG and DELIVERED market price for PTA (increased or decreased) as of the first day of each month thereafter. For Chip delivered to the Buyer during months where the current month's PTA or MEG prices have not been finalized, as provided in section 3(a), the base price invoiced to the Buyer shall be the market price for the previous month. Upon establishment of a market price for the quarter, adjustments to all previous invoices during the quarter shall be made. The price modifications as set forth above are illustrated on Exhibit "B", entitled Chip Pricing Terms, attached hereto.

      A new Exhibit "B-1", entitled Chip Pricing Terms, setting forth the bulk purchase price of Chip per pound, effective as of July 1, 2003, FOB Lake City and updating the market price of PTA and MEG, set forth under Price Modifications on Exhibit "B", shall be signed by both parties and attached to this Agreement prior to July 1, 2003.

      (c) Annual Adjustments to Base Price - If this Agreement is extended as provided for in Section 9, beginning on June 30, 2004 and annually thereafter (if extended), annual adjustments to the base price, as provided in section 3(a) , shall be made, allowing for increases or decreases in Seller's cost of Labor and Energy.

      In determining said annual adjustments to the base price:

      (i) Labor Cost Adjustment: On or before June 30, 2003, the average hourly gross earnings per production worker in "[REDACTED]", as reported in the [REDACTED], shall be presented to Buyer by Seller. This shall be the baseline upon which annual adjustments will be made. Beginning on June 30, 2004, and continuing at the end of each year of the contract period, for each 1% change from the baseline established on June 30, 2003, presented above, the price paid by Buyer shall adjust by [REDACTED] cents per pound ($[REDACTED]/pound).

      (ii) Energy Cost Adjustment: On or before June 30, 2003, the price of No.2 oil, as presented in [REDACTED], shall be presented to the Buyer by the Seller. This shall be the baseline upon which annual adjustments will be made. Beginning on June 30, 2004, and continuing at the end of each extension year, for any increase or decrease from the per gallon baseline established on June 30, 2003, the price paid by the Buyer shall adjust by [REDACTED] cents ($[REDACTED]) times the total amount of the change from the baseline.

      (d) Price Consideration - Except as may be limited by law, Seller agrees that the price to be paid by Buyer for Chip delivered hereunder shall not at any time be greater than the price paid by any of Seller's other customers pursuant to a similar Chip supply contracts for Chip with comparable terms and conditions used for POY production in the U.S.A.

SECTION 4. PAYMENT OF PURCHASE PRICE - Seller shall render its invoice to Buyer as follows:

      (a) Daily, using the base bulk price as in effect for the Chip delivered to Buyer that day;

      (b) Monthly, for the increase in the total purchase price of Chip over the base bulk price of raw materials, or for crediting Buyer for the decrease in the raw material price, as provided in section 3 hereof, shipped to Buyer during the month and reflecting the adjustments to the base bulk price.

      (c) Payment of the purchase price for (a) above shall be net thirty (30) days from shipping date (B/L date) and for the adjustments in (b) shall be net thirty (30) days from receipt of the invoice by Buyer and shall be made to Seller. Interest at prime rate (hereinafter defined), as reported in the Wall street Journal, per month will accrue and become immediately due on all balances not paid in full within thirty (30) days from the date Buyer receives invoice from Seller. (The prime rate being the base rate on corporate loans posted by at least seventy-five percent (75%) of the nations thirty (30) largest banks.)

SECTION 5. DELIVERY - Delivery shall be made FOB Seller's plant, Lake City. Identification of the goods shall occur when they are placed in the hands of the carrier designated by Buyer. Buyer shall bear all risk of loss from the time the goods are placed in the hands of the carrier.

SECTION 6. INDEMNIFICATION - Buyer agrees to defend and indemnify Seller for all claims, lawsuits, and liabilities of any type in connection with or resulting from any personal injuries sustained by any persons in connection with or resulting from the delivery and/or handling of the Chip after the Chip has been placed in the hands of the carrier designated by Buyer, regardless of whether Seller's negligence is alleged to have caused or contributed to such personal injuries.

SECTION 7. EXEMPLARY/PUNITIVE WAIVER - BOTH PARTIES HEREBY UNCONDITIONALLY AGREE THAT NEITHER PARTY SHALL EVER BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, SPECIAL, OR EXEMPLARY/PUNITIVE DAMAGES OF ANY TYPE IN CONNECTION WITH OR RESULTING FROM THIS AGREEMENT OR THE BREACH THEREOF, UNDER ANY CIRCUMSTANCES.

SECTION 8. SHORTAGE OF CHIP - In the event Seller, because of events beyond its control at its Lake City plant other than Force Majeur situations as defined in section 10, for which performance is excused, has a shortage of Chip and is unable to meet deliveries as ordered, Seller will obtain, at no cost to Buyer, from its other plants or other sources additional Chip of similar quality in order to meet orders.

      Seller understands that Buyer cannot operate its spinning plant in Yadkinville, North Carolina without the delivery of Chip contracted for under this Agreement, and agrees that if, for any reason other than Force Majeur situations, as defined in Section 10, for which performance is excused, it is unable to deliver to Buyer the amount of Chip ordered, Buyer may purchase the difference in the amount of Chip ordered and amount Seller was able to deliver (shortage) from other sources and Seller will reimburse Buyer for the cost of the Chip necessary to make up the shortage, in excess of the base price Buyer was paying Seller for Chip at the time the shortage occurred.

SECTION 9. EXTENDED TERM - The parties agree that they will, upon thirty (30) days written notice by one of the parties to the other, meet at a mutually agreeable time and place during the month of March, 2004, and on similar notice from one of the parties, meet during the month of March of each year thereafter for as long as this Agreement is in effect and negotiate in good faith to extend the term of this Agreement for an additional one year term. Any such extension of the term of this Agreement will be evidenced by a writing signed by authorized representatives of the parties.

SECTION 10. FORCE MAJEUR - Buyer and Seller shall not be deemed to have defaulted or failed to perform hereunder if their inability to perform or default shall have been caused by an event or events beyond the control and without the fault of Buyer or Seller, including without limitations, acts of government, fire, flood, explosions, acts of nature, strikes, labor disputes, vandalism, or civil riots.

SECTION 11. INTERRUPTION IN PERFORMANCE - Whenever an event specified in Section 10 above occurs, notice of such event shall immediately be given to the other party.

SECTION 12. TERMINATION - In the event Seller or Buyer institutes or shall have instituted against it proceedings in bankruptcy for liquidation, reorganization or readjustment of any of its respective debts under the Bankruptcy Act, as amended, or any part thereof, or under any other act or law, whether state or federal, for the relief of debtors now or hereafter existing, and the same shall not have been discharged within thirty (30) days after commencement, or shall make an assignment for the benefit of its creditors, the party that is not the subject of said proceeding shall have the right to immediately terminate this Agreement upon giving notice to the other party.

SECTION 13. WARRANTY AGAINST INFRINGEMENTS - Except for instances of Modified Polymers requested by Buyer and addressed below in "Section 14. Modified Polymers", Seller warrants that the Chip being sold to Buyer under this Agreement shall not infringe upon any United States or foreign patent and Seller shall indemnify Buyer against all judgments, decrees, costs, and expenses resulting from any alleged infringement and except for instances of Modified Polymers requested by Buyer and addressed below in "Section 14. Modified Polymers", shall defend, upon written request of Buyer, at its own cost any action which may be brought against Buyer under any claim of patent infringement in relation to said Chip.

SECTION 14. MODIFIED POLYMERS - Seller shall keep Buyer informed of any additional additives added to PET Chip to meet changing market requirements. Buyer, at its additional cost, can request additional ingredients not already included in Seller's standard PET Chip be added in order to meet its market requirements but for any claims, lawsuits, or liabilities of any type related to or resulting directly or indirectly from such specifications for Modified Polymers requested by Buyer, Buyer shall at its own cost defend and indemnify Seller against all judgments, decrees, costs, and expenses, including but not limited to claims or lawsuits alleging patent infringement or theft or misuse of trade secrets of any type.

SECTION 15. MERGER OR CONSOLIDATION - In the event of merger, share exchange, or other transfer of ownership of either party, this Agreement shall remain in full force and effect.

SECTION 16. NOTICES - All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, registered, return receipt requested, postage prepaid, as follows:

         (a) If to Nan Ya Plastics Corp., America:

         Nan Ya Plastics Corp., America
         P.O. Box 939
         Beulah Road, Hwy. 52 South
         Lake City, SC 29560
         ATTENTION: Sales Department

         (b) If to Unifi, Inc.:

         Unifi, Inc.

         P.0. Box 19109
         Greensboro, NC  27419-9109
         ATTENTION: General Counsel
                   (presently Charles F. McCoy)

SECTION 17. MODIFICATION - No modification, amendment, extension, renewal, recession, termination, or waiver of any of the provisions contained herein, or any future representations, promises or conditions in connection with this Agreement shall be binding upon either party unless in writing and signed by an officer on its behalf.

SECTION 18. ARBITRATION - Any dispute, controversy or claim for damages or otherwise, arising under or in relation to this Agreement, or any modification thereof, shall be settled by arbitration. Such arbitration shall be held in the City of New York before a panel of three (3) arbitrators, with each party appointing one arbitrator and the two parties appointing a third (unless the parties hereto agree to one (1) arbitrator) under the Rules of the General Arbitration Counsel of the Textile and Apparel Industry. Both parties shall be bound by the arbitrators' decision and judgment upon such decision may be entered in any state or Federal Court of competent jurisdiction. The parties hereto consent to the jurisdiction of the Supreme Court of the State of New York or the United States District Court for the Southern District of New York and further, any process or notice of motion or any application to a court or a judge thereof, may be sent within or without the State of New York by certified or registered mail, or by personal service, provided a reasonable time for appearance is allowed.

SECTION 19. ASSIGNMENT - This Agreement may not be assigned by either party without the prior written consent of the other party, provided however, Buyer may assign this Agreement to any of its subsidiaries ("Assignee"}, effective as of the date Notice of such assignment is given to Seller. In the event Buyer assigns this Agreement and the said Assignee fails to perform or satisfy any of the Buyer's obligations under the terms and conditions of this Agreement, Buyer will promptly and fully do so in said Assignee's place. Buyer shall pay and reimburse the Seller for all damages, costs, expenses and losses arising or resulting from Assignee's failure to perform or satisfy the Buyer's obligations under this Agreement.

      Buyer's liability is direct and continuing. Seller shall not be required to pursue any remedies against Assignee as a condition to enforcement of Buyer's guaranty of the Assignee's compliance and performance of this Agreement.

SECTION 20. GOVERNING LAW - This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York.

SECTION 21. CONFIDENTIALITY -

      The Parties acknowledge that throughout the term of this Agreement that certain Confidential Information may be disclosed by one party to the other. If and when such Confidential Information is disclosed:

(a) The Parties shall disclose Confidential Information only to such employees, representatives or agents who are under obligation of secrecy and are directly involved in the matter.

(b) Neither Party shall directly or indirectly exploit on a commercial basis Confidential Information received from the other Party and shall make no use of such Confidential Information otherwise than within the perimeters of this Agreement unless agreed to in writing by the other.

(c) "Confidential Information" includes any information related to the business of either Party acquired by the other regardless of the manner of acquisition, whether through communications, visits, presentations, or the like, or any sensory perceptions, or whether such information has been given verbally or in writing, i.e. in the for, of date, notes, drawing, documentation, software, reports or analysis, or in the form of objects such as samples or models and the terms and conditions of this Agreement and the transactions contemplated herein.

(d) Confidential Information does not include such information which can be proved:

      (i) to have been part of the public domain at the time of disclosure to the receiving Party;

      (ii) to have been known to the receiving Party at the time of disclosure by the other Party;

      (iii) to have become part of the public domain after having been disclosed to the receiving Party and other than by default of the receiving Party or its employees;

      (iv) to have come to the knowledge of the receiving Party after disclosure by the other Party and not acquired by the receiving Party from sources not entitled to dispose of such Confidential Information or being under an obligation of secrecy to the other Party;

      (v) available by the inspection of products or services marketed or offered for sale in the ordinary course of business by either Party hereto or others.

(e) Nothing in this document shall or may be construed as granting any rights express or implied to Confidential Information furnished by one Party to the other.

      IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized officers or representatives the day and year written above.

NAN YA PLASTICS CORP., AMERICA

BY: T. Son                                                      6-19-03
   --------------------------------                         --------------------
TITLE: Assistant Vice President                                  DATE:

UNIFI MANUFACTURING, INC.

BY: TOM CAUDLE                                                   6-25-03
    -------------------------------                         --------------------
TITLE: V.P., Global Operations                                   DATE:

                                    EXHIBIT A

Spec.:          Semi Dull Chip (N401)

Description:    General Grade Specifications

Property                                Unit                  A-Grade                        Method
A.    IV (Intrinsic viscosity)          dL/g               0.645+/-.010                 25(degree)C Bath,
                                                                                        Solvent 60% Phenol
                                                                                        & 40% TCE

B. Ash Content                           %                 0.35+/-0.07

C. Color

      1. L, Luminance                    -                 77.5 +/- 2.0
      2. b, Yellowness                   -                  0.0 +/- 2.0

D. DEG                                 mole %               2.50+/-0.30

E. Moisture Content                      %                    < 0.30

F. Shape/Dimension                               Cylindrical/3mm longx3mm diameter

G. Melting Point                     (degree)C                257+/-3

H. COOH                             equ/gx10-6                32+/-10

I. Thermal Stability                Pass/Fail

                                  Page 1 o f 3

Spec.:          Full Bright Chip (A218)


Description:    General Grade Specifications

PROPERTY                               UNIT                  A-GRADE                           METHOD
A. IV (Intrinsic Viscosity)            dL/g               0.670+/-0.010                 25(degree)C Bath,
                                                                                        Solvent 60% Phenol &
                                                                                        40% TCE

B. Ash Content                           %                 0.035+/-0.005

C. Color

1. L, Luminance                         -                    74+/-2.0
2. b, Yellowness                        -                   0.0+/-2.0

D. DEG                                mole %               2.70+/-0.30

E. Moisture Content                   %                       <0.30

F. Shape/Dimension                               Cylindrical/3mm longx3mm diameter

G. Melting Point                    (degree)C                250+/-3

H. COOH                             equ/gx10-6               35+/-10

I. Thermal Stability                Pass/Fail

Spec.:          Full Dull Chip

Description:    General Grade Specifications

Property                               Unit                   A-Grade                           Method
A. IV (Intrinsic Viscosity)            dL/g               BASE IV+/-0.008               25(degree)C Bath,
                                                                                        Solvent 60% Phenol &
                                                                                        40% TCE

B. Ash Content                          %                   1.00+/-0.05

C. Color

      1. L, Luminance                   -                   78.5+/-3.0
      2. b, Yellowness                  -                   -0.5+/-3.0

D. DEG                                 mole %              2.50+/-0.30

E. Moisture Content                     %                     < 0.30

F. Shape/Dimension                               cylindrical/3mm longx3mm diameter

G. Melting Point                     (degree)C               257+/-3

H. COOH                             equ/gx10-6               32+/-10

I. Thermal Stability                Pass/Fail

                                    EXHIBIT B

                               Chip Pricing Terms

[REDACTED]